Exhibit 99.5

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
HNC Software Inc.
5935 Cornerstone Court West
San Diego, California 92121

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of HNC Software Inc. ("HNC") as Annex D to the Joint Proxy Statement/Prospectus of HNC and Fair, Isaac and Company, Incorporated ("Fair, Isaac") included in the Registration Statement on Form S-4 of Fair, Isaac relating to the proposed merger transaction involving HNC and Fair, Isaac and reference thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY—Opinion of HNC's Financial Advisor" and "THE MERGER—Opinion of HNC's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ CREDIT SUISSE FIRST BOSTON CORPORATION
CREDIT SUISSE FIRST BOSTON CORPORATION

May 28, 2002